EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Third Quarter 2025 results:
•	Net Income rose $6.8 million, or 211.5%, to $10.0 million for the quarter ended September 30, 2025 as compared to $3.2 million for the quarter ended September 30, 2024
•	Net Interest Income increased $4.0 million, or 17.3%, to $27.0 million for the quarter ended September 30, 2025, from $23.0 million for the quarter ended September 30, 2024
•	Net Interest Margin grew 45 basis points to 4.26% for the quarter ended September 30, 2025, as compared to 3.81% for the quarter ended September 30, 2024
•	Total Loans grew $119.9 million, or 6.6%, reaching $1.9 billion at September 30, 2025, as compared to $1.8 billion at December 31, 2024.
•	Total Deposits rose $125.5 million, or 5.8%, to $2.3 billion at September 30, 2025, from $2.2 billion at December 31, 2024
•	Book value per share increased $3.86, or 23.6%, to $20.21 at September 30, 2025, from $16.35 at December 31, 2024
•	Trust and investment advisory income rose $416 thousand, or 13.3%, to $3.5 million for Q3 2025, as compared to $3.1 million for Q3 2024

MIDDLETOWN, N.Y., October 29, 2025 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Orange Investment Advisors (“OIA”), formerly known as Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $10.0 million, or $0.75 per basic and diluted share, for the three months ended September 30, 2025.  This compares with net income of $3.2 million, or $0.28 per basic and diluted share, for the three months ended September 30, 2024.  The increase in earnings per share, basic and diluted, was due primarily to increases in net interest income and total noninterest income as well as reduced provision for credit losses partially offset by an increase in noninterest expense during the current period. For the nine months ended September 30, 2025, net income reached $29.2 million, or $2.39 per basic and diluted share, as compared to $20.7 million, or $1.84 per basic and diluted share, for the nine months ended September 30, 2024.

Book value per share rose $3.86, or 23.6%, from $16.35 at December 31, 2024, to $20.21 at September 30, 2025. Tangible book value per share increased $3.96, or 25.1%, from $15.80 at December 31, 2024, to $19.76 at September 30, 2025 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due to continued earnings growth during the nine months ended September 30, 2025 and a reduction of unrealized losses in the available for sale securities (“AFS”) portfolio coupled with net proceeds of approximately $43 million from completion of a follow-on common stock offering during the second quarter of 2025.

“Business momentum we saw through the first half of the year continued into Q3,” said Orange County Bancorp President and CEO Michael Gilfeather. “This resulted in earnings of over $10 million for the quarter, with every segment of the bank contributing strong performance.

Loan growth remained strong for the quarter, with total loans up $17.9 million over the prior quarter end, and up $119.9 million since December 31, 2024.  Our loan portfolio ended the quarter at over $1.9 billion. While regional economic activity remains robust, we continue to exercise prudent underwriting standards in the face of uncertain political, geopolitical, tariff, and interest rate policy risks. The 6.13% average yield on our loan portfolio for the quarter has improved from 5.94% for the same period last year. And while Federal Reserve guidance and a 25 basis point rate cut in September may keep downward pressure on rates, I remain confident in our team’s ability to manage through it.

Deposit growth also remains strong, with total deposits up $125.5 million, or 5.8%, to $2.3 billion at September 30, 2025, from $2.2 billion at year-end 2024.  We replaced $28 million of high cost brokered deposits with organically sourced lower cost deposits during the period. For the quarter, our cost of deposits stood at 1.13%, down 17 basis points, or 13.1%, versus last quarter, and down 12 basis points, or 9.6% versus the same period last year. The decline is a function of both Fed policy and our deliberate efforts to reduce deposit costs.

Given the decrease in deposit costs and increase in our average yield on loans, the positive impact on Net Interest Margin (“NIM”) isn’t surprising.  For the quarter NIM grew 45 basis points, or 11.8%, to 4.26% for the quarter ended September 30, 2025, versus 3.81% for the quarter ended September 30, 2024.  Our NIM also compare very favorably on a linked quarter basis, up 20 basis points, or 4.9%, versus the prior quarter.

Our Wealth Management division also maintained its track record of growth, with trust and investment advisory income increasing $416 thousand, or 13.3%, to $3.5 million for the quarter from $3.1 million for the same period last year. As I’ve mentioned previously, we continue to view earnings from Wealth Management as an important source of revenue for the Bank. Many of our wealth clients are also borrowers and/or depositors of the Bank, reflecting our belief in the diversified suite of services we offer provides both a powerful client retention tool and effective means of consolidating business and personal finances on our platform. As further evidence of our commitment to the division, earlier this month we formally changed the name of our registered investment advisor to Orange Investment Advisors.

This quarter’s results demonstrate the power of our regional business bank strategy, and I couldn’t be more pleased. While realistic about the risks and uncertainty confronting our industry, we have a seasoned and experienced team that not only knows how to assess such risks, but also a proven track record navigating challenges and, where possible, turning them into opportunities.  I want to acknowledge this and thank our employees for their expertise and commitment and our customers and shareholders for their continued confidence and support.”

Third Quarter 2025 and Year to Date Financial Review
Net Income
Net income for the third quarter of 2025 was $10.0 million, an increase of $6.8 million, or 211.5%, from net income of $3.2 million for the third quarter of 2024. The increase represents a combination of increased net interest income and non-interest income as well as reduced provision for credit losses over the same quarter last year.  Net income for the nine months ended September 30, 2025 was $29.2 million, as compared to $20.7 million for the same period in 2024.  The increase reflects the effect of net interest income growth combined with increased non-interest income as well as a reduced provision for credit losses during the first nine months of 2025 as compared to the prior year period.  The improvements in the provision for credit losses during the third quarter of 2025 and the first nine months of 2025 as compared to the same periods in 2024 were the result of lower specific reserves associated with nonperforming loans.  The increase in non-interest income includes the recognition of gain associated with the sale of a branch location coupled with a Bank Owned Life Insurance gain related to policy proceeds from a death benefit.
Net Interest Income
For the three months ended September 30, 2025, net interest income rose $4.0 million, or 17.3%, to $27.0 million, versus $23.0 million during the same period last year. The increase was driven primarily by a $3.5 million increase in interest and fees on loans during the current period.  For the nine months ended September 30, 2025, net interest income reached $75.7 million, representing an increase of $7.0 million, or 10.2%, over the first nine months of 2024.
Total interest income rose $3.1 million, or 9.8%, to $34.5 million for the three months ended September 30, 2025, compared to $31.4 million for the three months ended September 30, 2024.  The increase was mainly driven by a 13.1% growth in interest and fees associated with loans during the period.  For the nine months ended September 30, 2025, total interest income rose $4.6 million, or 4.9%, to $99.7 million as compared to $95.0 million for the nine months ended September 30, 2024.
Total interest expense decreased $887 thousand during the third quarter of 2025, to $7.6 million, as compared to $8.5 million in the third quarter of 2024.  The decrease was primarily due to the reduction of interest costs associated with brokered time deposits and lower FHLB advances and borrowings as a result of increased customer deposit levels during the quarter.  Interest expense associated with FHLB advances drawn and other borrowings during the current quarter totaled $616 thousand as compared to $1.6 million during the third quarter of 2024.  During the nine months ended September 30, 2025, total interest expense fell $2.4 million, to $23.9 million, as compared to $26.3 million for the same period last year.

Provision for Credit Losses
The Company recognized a provision for credit losses of $3.9 million for the three months ended September 30, 2025, as compared to $7.2 million for the three months ended September 30, 2024. This current quarter provision included a charge-off of a participation loan and reserves associated with certain non-accrual loans as well as the impact of the methodology associated with estimated lifetime losses and the composition of loans closed during the quarter. The allowance for credit losses to total loans was 1.51% as of September 30, 2025 versus 1.44% as of December 31, 2024. For the nine months ended September 30, 2025, the provision for credit losses totaled $6.2 million as compared to $9.7 million for the nine months ended September 30, 2024. No reserves for investment securities were recorded during the first nine months of 2025 or 2024.  The nine months ended September 30, 2024 did include a credit provision associated with the recovery of $1.9 million related to Signature Bank subordinated debt which was previously written off.
Non-Interest Income
Non-interest income rose $2.6 million, or 62.6%, to $6.8 million for the three months ended September 30, 2025 as compared to $4.2 million for the three months ended September 30, 2024. The growth included the continued increased fee income in each of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts, as well as the recognition of $1.2 million related to a one-time BOLI death benefit payment and approximately $932 thousand of insurance proceeds related to a claim for a previous fraudulent incident.  For the nine months ended September 30, 2025, non-interest income increased approximately $6.8 million, to $18.5 million, as compared to $11.7 million for the nine months ended September 30, 2024.  The nine-month period in 2025 also included additional BOLI proceeds of approximately $3.6 million and a $1.2 million gain related to the sale of a branch location, partially offset by a $568 thousand loss connected to a $15 million repositioning of our investment securities portfolio.

Non-Interest Expense
Non-interest expense was $16.8 million for the third quarter of 2025, reflecting an increase of $894 thousand, or 5.6%, as compared to $16.0 million for the same period in 2024. The increase in non-interest expense for the current three-month period continues to reflect the Company’s commitment to growth.  This investment consists primarily of increases in salaries and benefits, occupancy costs, information technology, deposit insurance, and other operating expenses. Our efficiency ratio improved to 49.9% for the three months ended September 30, 2025 from 58.8% for the same period in 2024. For the nine months ended September 30, 2025, our efficiency ratio also improved to 53.2% from 58.2% for the same period in 2024. Non-interest expense for the nine months ended September 30, 2025 reached $50.1 million, reflecting a $3.3 million increase over non-interest expense of $46.7 million for the nine months ended September 30, 2024.

Income Tax Expense
Provision for income taxes for the three months ended September 30, 2025 was $3.0 million, compared to $788 thousand for the same period in 2024. The increase was directly related to provisions associated with higher levels of pre-tax income as well as the effect of certain tax adjustments for the quarter. For the nine months ended September 30, 2025, the provision for income taxes was $8.7 million as compared to $5.1 million for the nine months ended September 30, 2024. Our effective tax rate for the three-month period ended September 30, 2025 was 23.0%, as compared to 19.7% for the same period in 2024. Our effective tax rate for the nine-month period ended September 30, 2025 was 23.0%, as compared to 19.9% for the same period in 2024.
Financial Condition
Total consolidated assets increased $126.5 million, or 5.0%, to $2.6 billion at September 30, 2025, as compared to $2.5 billion at December 31, 2024. The growth of the balance sheet included increases in cash, loans, and deposits offset by paydowns of borrowings during the current nine-month period.
Total cash and due from banks increased from $150.3 million at December 31, 2024, to $189.9 million at September 30, 2025, an increase of approximately $39.6 million, or 26.3%.  This increase resulted primarily from higher levels of deposit balances and the completion of the common stock offering which increased cash and due from banks during the current nine-month period.
Total investment securities decreased $19.9 million, or 4.4%, from $453.5 million at December 31, 2024 to $433.6 million at September 30, 2025.  The decrease was driven primarily by investment maturities during the first nine months of 2025 combined with the sale of approximately $15.0 million in securities during the period.  The portfolio sale was a strategic initiative to offset a portion of the increases in non-interest income and replaced lower yielding investments in securities with higher yielding securities.
Total loans increased $119.9 million, or 6.6%, from $1.8 billion at December 31, 2024 to $1.9 billion at September 30, 2025.  The increase was driven by $90.5 million of growth in commercial real estate loans, $34.1 million of increased commercial real estate construction loans, $2.2 million of increased commercial and industrial loans, and $2.7 million of growth in home equity loans.  These increases were partially offset by decreases within the residential real estate and consumer loan segments.
Total deposits increased $125.5 million, to $2.3 billion at September 30, 2025, from $2.2 billion at December 31, 2024. This increase was due primarily to $60.8 million of growth in noninterest-bearing demand accounts; $112.1 million of growth in interest bearing demand accounts; and $61.8 million of growth in savings accounts.  The increases in deposit accounts were offset by a $106.7 million decrease in certificates of deposit, mainly associated with brokered deposits utilized by the Bank for short term funding purposes, as well as a $2.5 million decrease in money market accounts.  Deposit composition at September 30, 2025 included 50.7% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 45% of total deposits at September 30, 2025, as compared to 39% of total deposits at December 31, 2024.
FHLBNY short-term borrowings decreased by $91.0 million, or 80.2%, to $22.5 million as of September 30, 2025, as compared to $113.5 million at December 31, 2024. The decrease in borrowings continues to be driven by increased deposits which outpaced loan growth during the first nine months of 2025 and allowed for paydowns of borrowings while maintaining higher levels of cash at September 30, 2025.  The decrease in borrowings continues to reflect a strategic decision to manage liquidity sources and take advantage of opportunities to reduce funding costs.

Stockholders’ equity experienced an increase of approximately $84.6 million during the first nine months of 2025, reaching $270.1 million at September 30, 2025 from $185.5 million at December 31, 2024. The increase was due to the combination of a completed common stock offering which netted approximately $43 million, earnings of approximately $29.2 million, and a decrease in unrealized losses of approximately $15.6 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.
At September 30, 2025, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 12.31%, both common equity and Tier 1 capital to risk weighted assets were 16.78%, and total capital to risk weighted assets was 18.03%.
Wealth Management
At September 30, 2025, our Wealth Management Division, which includes trust and investment advisory, totaled $1.9 billion in assets under management or advisory, as compared to $1.8 billion at December 31, 2024, a 6.6% increase.  Trust and investment advisory income for the quarter ended September 30, 2025 reached $3.5 million, an increase of 13.3%, or $416 thousand, as compared to $3.1 million for the quarter ended September 30, 2024.
The breakdown of trust and investment advisory assets as of September 30, 2025 and December 31, 2024, respectively, is as follows:
ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 1,225,249	64.47%	$ 1,105,143	61.99%
Trust Asset Under Administration & Management	675,257	35.53%	677,723	38.01%
Total	$ 1,900,506	100.00%	$ 1,782,866	100.00%

Loan Quality
At September 30, 2025, the Bank had total non-performing loans of $12.2 million, or 0.63% of total loans.  Total non-accrual loans represented approximately $12.2 million of loans as of September 30, 2025, compared to $6.3 million at December 31, 2024.  The increase in non-accrual loans continues to represent several different loans which experienced payment disruption during 2025 and remain non-performing and in non-accrual status at quarter end.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of September 30, 2025, the Bank’s cash and due from banks totaled $189.9 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of September 30, 2025, the Bank’s investment in securities available for sale was $426.6 million, of which $66.0 million was not pledged as collateral.  Additionally, as of September 30, 2025, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $643.4 million, of which $76.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of September 30, 2025, the Bank’s unused borrowing capacity with the FHLBNY was $557.0 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve. At September 30, 2025, the Bank also held $66.7 million of collateral at the Federal Reserve Bank which could be utilized to provide additional funding through the discount window and an additional $171.1 million was available in borrowings through the Federal Reserve Bank’s Borrower-In-Custody (“BIC”) program.  The BIC program is collateralized by loans not pledged to the FHLBNY or any other source.
The Bank also considers brokered deposits an element of its deposit strategy.  As of September 30, 2025, the Bank had brokered deposit arrangements with various terms totaling $80.0 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	September 30, 2025	December 31, 2024
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 270,120	$ 185,531
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(607)	(821)
Tangible common equity	$ 264,154	$ 179,351
Common shares outstanding	13,366,740	11,350,158
Book value per common share	$ 20.21	$ 16.35
Tangible book value per common share	$ 19.76	$ 15.80

Tangible Assets
Total assets	$ 2,636,450	$ 2,509,927
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(607)	(821)
Tangible assets	$ 2,630,484	$ 2,503,747
Tangible common equity to tangible assets	10.04%	7.16%

NOTE: Share data and related information has been adjusted for the effect of the 2 for 1 stock split in January 2025

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.6 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, tariffs, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	September 30, 2025	December 31, 2024

ASSETS

Cash and due from banks	$ 189,880	$ 150,334
Investment securities - available-for-sale	426,631	443,775
(Amortized cost $482,994 at September 30, 2025 and $519,567 at December 31, 2024)
Restricted investment in bank stocks	6,916	9,716
Loans	1,935,676	1,815,751
Allowance for credit losses	(29,287)	(26,077)
Loans, net	1,906,389	1,789,674

Premises and equipment, net	15,167	15,808
Accrued interest receivable	10,514	6,680
Bank owned life insurance	32,384	42,257
Goodwill	5,359	5,359
Intangible assets	607	821
Other assets	42,603	45,503

TOTAL ASSETS	$ 2,636,450	$ 2,509,927

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 711,951	$ 651,135
Interest bearing	$ 1,566,919	1,502,224
Total deposits	2,278,870	2,153,359

FHLB advances, short term	22,500	113,500
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	24,483	19,591
Accrued expenses and other liabilities	30,477	27,946

TOTAL LIABILITIES	2,366,330	2,324,396

STOCKHOLDERS' EQUITY

Common stock, $0.25 par value; 30,000,000 shares authorized;
13,374,757 and 11,366,608 issued; 13,366,740 and 11,350,158 outstanding,
at September 30, 2025 and December 31, 2024, respectively	3,344	2,842
Surplus	164,717	120,896
Retained Earnings	154,409	129,919
Accumulated other comprehensive income (loss), net of taxes	(52,151)	(67,751)
Treasury stock, at cost; 8,017 and 16,450 shares at September 30,
2025 and December 31, 2024, respectively	(199)	(375)
TOTAL STOCKHOLDERS' EQUITY	270,120	185,531

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,636,450	$ 2,509,927

Share data has been adjusted to reflect the effect of the two-for-one stock split paid during January 2025

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
INTEREST INCOME
Interest and fees on loans	$ 29,839	$ 26,375	85,256	$ 78,767
Interest on investment securities:
Taxable	2,641	2,645	8,036	8,976
Tax exempt	506	573	1,643	1,722
Interest on Federal funds sold and other	1,542	1,843	4,724	5,556

TOTAL INTEREST INCOME	34,528	31,436	99,659	95,021

INTEREST EXPENSE
Savings and NOW accounts	5,496	5,432	15,646	15,167
Time deposits	852	1,213	5,298	5,741
FHLB advances and borrowings	616	1,593	1,922	4,734
Subordinated notes	617	230	1,078	691
TOTAL INTEREST EXPENSE	7,581	8,468	23,944	26,333

NET INTEREST INCOME	26,947	22,968	75,715	68,688

Provision (recovery) for credit losses - investments	—	—	—	(1,900)
Provision for credit losses - loans	3,876	7,191	6,191	9,661
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	23,071	15,777	69,524	60,927

NONINTEREST INCOME
Service charges on deposit accounts	377	270	1,001	737
Trust income	1,578	1,379	4,825	4,000
Investment advisory income	1,958	1,741	5,547	4,966
Investment securities gains(losses)	159	—	(568)	—
Earnings on bank owned life insurance	190	39	683	551
Proceeds from bank owned life insurance	1,191	—	3,590	—
Gain on sale of assets	—	—	1,236	—
Other	1,335	745	2,146	1,413
TOTAL NONINTEREST INCOME	6,788	4,174	18,460	11,667

NONINTEREST EXPENSE
Salaries	7,378	6,687	21,096	20,298
Employee benefits	2,419	2,269	7,207	6,695
Occupancy expense	1,280	1,222	3,856	3,547
Professional fees	1,380	1,557	4,393	4,330
Directors' fees and expenses	314	584	939	781
Computer software expense	1,785	1,526	5,884	4,191
FDIC assessment	330	210	990	978
Advertising expenses	481	364	1,351	1,166
Advisor expenses related to trust income	22	30	66	95
Telephone expenses	220	190	630	565
Intangible amortization	71	71	214	214
Other	1,161	1,237	3,463	3,884
TOTAL NONINTEREST EXPENSE	16,841	15,947	50,089	46,744

Income before income taxes	13,018	4,004	37,895	25,850

Provision for income taxes	2,999	788	8,711	5,131
NET INCOME	$ 10,019	$ 3,216	29,184	$ 20,719

Basic and diluted earnings per share	$ 0.75	$ 0.28	$ 2.39	$ 1.84

Weighted average shares outstanding	13,337,890	11,307,808	12,228,878	11,287,182

Share data has been adjusted to reflect the effect of the two-for-one stock split paid during January 2025

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended September 30,
	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,930,921	$ 29,836	6.13%	$1,759,989	$ 26,372	5.94%
PPP Loans	140	3	8.50%	186	3	6.40%
Investment securities	415,885	3,039	2.90%	463,347	3,252	2.78%
Due from banks	153,411	1,542	3.99%	160,563	1,843	4.55%
Other	7,452	108	5.75%	7,601	(34)	(1.77)%
Total interest earning assets	2,507,809	34,528	5.46%	2,391,686	31,436	5.21%
Non-interest earning assets	104,392			94,476
Total assets	$ 2,612,201			$2,486,162

Liabilities and equity:
Interest-bearing demand accounts	$ 425,824	$ 630	0.59%	$ 370,442	$ 425	0.46%
Money market accounts	695,959	3,642	2.08%	695,516	4,083	2.33%
Savings accounts	326,787	1,224	1.49%	256,934	924	1.43%
Certificates of deposit	96,762	852	3.49%	116,817	1,213	4.12%
Total interest-bearing deposits	1,545,332	6,348	1.63%	1,439,709	6,645	1.83%
FHLB Advances and other borrowings	55,082	616	4.44%	127,197	1,593	4.97%
Subordinated notes	20,560	617	11.91%	19,561	230	4.66%
Total interest bearing liabilities	1,620,974	7,581	1.86%	1,586,467	8,468	2.12%
Non-interest bearing demand accounts	702,697			688,138
Other non-interest bearing liabilities	28,529			25,947
Total liabilities	2,352,200			2,300,552
Total shareholders' equity	260,001			185,610
Total liabilities and shareholders' equity	$ 2,612,201			$2,486,162

Net interest income		$ 26,947			$ 22,968
Interest rate spread [1]			3.61%			3.10%
Net interest margin [2]			4.26%			3.81%
Average interest earning assets to interest-bearing liabilities	154.7%			150.8%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,880,518	$ 85,247	6.06%	$ 1,742,193	$ 78,761	6.02%
PPP Loans	152	9	7.92%	197	6	4.06%
Investment securities	430,011	9,244	2.87%	470,701	10,048	2.84%
Due from banks	156,043	4,724	4.05%	156,899	5,556	4.72%
Other	7,066	435	8.23%	7,945	650	10.90%
Total interest earning assets	2,473,790	99,659	5.39%	2,377,935	95,021	5.32%
Non-interest earning assets	103,466			96,047
Total assets	$ 2,577,256			$ 2,473,982

Liabilities and equity:
Interest-bearing demand accounts	$ 393,704	$ 1,522	0.52%	$ 375,124	$ 1,348	0.48%
Money market accounts	694,835	$ 10,997	2.12%	660,795	11,233	2.26%
Savings accounts	299,342	$ 3,127	1.40%	249,013	2,586	1.38%
Certificates of deposit	179,910	5,298	3.94%	170,079	5,741	4.50%
Total interest-bearing deposits	1,567,791	20,944	1.79%	1,455,011	20,908	1.91%
FHLB Advances and other borrowings	58,035	1,922	4.43%	123,880	4,734	5.09%
Subordinated notes	19,928	1,078	7.23%	19,544	691	4.71%
Total interest bearing liabilities	1,645,754	23,944	1.95%	1,598,435	26,333	2.19%
Non-interest bearing demand accounts	680,266			674,727
Other non-interest bearing liabilities	28,619			26,701
Total liabilities	2,354,639			2,299,863
Total shareholders' equity	222,617			174,119
Total liabilities and shareholders' equity	$ 2,577,256			$ 2,473,982

Net interest income		$ 75,715			$ 68,688
Interest rate spread [1]			3.44%			3.13%
Net interest margin [2]			4.09%			3.85%
Average interest earning assets to interest-bearing liabilities	150.3%			148.8%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Performance Ratios:
Return on average assets (1)	1.53%	0.52%	1.51%	1.12%
Return on average equity (1)	15.41%	6.93%	17.48%	15.87%
Interest rate spread (2)	3.61%	3.10%	3.44%	3.13%
Net interest margin (3)	4.26%	3.81%	4.09%	3.85%
Dividend payout ratio (4)	17.31%	40.44%	16.34%	18.79%
Non-interest income to average total assets	1.04%	0.67%	0.96%	0.63%
Non-interest expenses to average total assets	2.58%	2.57%	2.59%	2.52%
Average interest-earning assets to average interest-bearing liabilities	154.71%	150.76%	150.31%	148.77%

	At	At
	September 30, 2025	September 30, 2024
Asset Quality Ratios:
Non-performing assets to total assets	0.46%	0.44%
Non-performing loans to total loans	0.63%	0.62%
Allowance for credit losses to non-performing loans	240.77%	277.76%
Allowance for credit losses to total loans	1.51%	1.73%

Capital Ratios (5):
Total capital (to risk-weighted assets)	18.03%	14.89%
Tier 1 capital (to risk-weighted assets)	16.78%	13.64%
Common equity tier 1 capital (to risk-weighted assets)	16.78%	13.64%
Tier 1 capital (to average assets)	12.31%	10.06%

Notes:
(1)	Annualized for the three and nine month periods ended September 30, 2025 and 2024, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income	$ 34,528	$ 31,436	$ 99,659	$ 95,021
Interest expense	7,581	8,468	23,944	26,333
Net interest income	26,947	22,968	75,715	68,688
Provision for credit losses	3,876	7,191	6,191	7,761
Net interest income after provision for credit losses	23,071	15,777	69,524	60,927
Noninterest income	6,788	4,174	18,460	11,667
Noninterest expenses	16,841	15,947	50,089	46,744
Income before income taxes	13,018	4,004	37,895	25,850
Provision for income taxes	2,999	788	8,711	5,131
Net income	$ 10,019	$ 3,216	$ 29,184	$ 20,719

Basic and diluted earnings per share	$ 0.75	$ 0.28	$ 2.39	$ 1.84
Weighted average common shares outstanding	13,337,890	11,307,808	12,228,878	11,287,182

	At	At
	September 30, 2025	December 31, 2024
Book value per share	$ 20.21	$ 16.35
Net tangible book value per share (1)	$ 19.76	$ 15.80
Outstanding common shares	13,366,740	11,350,158

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $607, and $821 in other intangible assets for September 30, 2025 and December 31, 2024, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 244,582	12.64%	$ 242,390	13.35%
Commercial real estate	1,452,512	75.04%	1,362,054	75.01%
Commercial real estate construction	115,040	5.94%	80,993	4.46%
Residential real estate	68,409	3.53%	74,973	4.13%
Home equity	20,074	1.04%	17,365	0.96%
Consumer	35,059	1.81%	37,976	2.09%
Total loans	1,935,676	100.00%	1,815,751	100.00%
Allowance for loan losses	29,287		26,077
Total loans, net	$ 1,906,389		$ 1,789,674

(a) - Includes PPP loans of:	$ 136		$ 170

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30, 2025			At December 31, 2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 711,951	31.24%	—%	$ 651,135	30.24%	—%
Interest bearing demand accounts	443,188	19.45%	0.60%	331,115	15.38%	0.42%
Money market accounts	676,616	29.69%	2.01%	679,082	31.54%	2.15%
Savings accounts	332,832	14.61%	1.46%	271,014	12.59%	1.25%
Certificates of Deposit	114,283	5.01%	3.48%	221,013	10.26%	3.97%
Total	$ 2,278,870	100.00%	1.10%	$ 2,153,359	100.00%	1.31%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	September 30, 2025	December 31, 2024

Non-accrual loans:
Commercial and industrial	$ 2,920	$ 293
Commercial real estate	8,414	6,000
Commercial real estate construction	—	—
Residential real estate	2	6
Home equity	828	—
Consumer	—	—
Total non-accrual loans	12,164	6,299
Accruing loans 90 days or more past due:
Commercial and industrial	—	—
Commercial real estate	—	—
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	—	—
Total loans 90 days or more past due	—	—
Total non-performing loans	12,164	6,299
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 12,164	$ 6,299

Ratios:
Total non-performing loans to total loans	0.63%	0.35%
Total non-performing loans to total assets	0.46%	0.25%
Total non-performing assets to total assets	0.46%	0.25%
Net-chargeoffs to total loans, YTD	0.16%	0.48%